Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
New York Health Care, Inc. and Subsidiaries


We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-108761) and S-8 filed on September 11, 2003 of New York Health Care, Inc. and Subsidiaries of our report dated March 4, 2003 with respect to the statements of operations, stockholders' equity and cash flows of New York Health Care, Inc. (formerly The Bio Balance Corporation) for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Amendment No. 1 to Form 10-K of New York Health Care, Inc. and Subsidiaries.


/s/  Holtz  Rubenstein  Reminick  LLP

Holtz Rubenstein Reminick LLP
Melville, New York
April 27, 2005


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